Exhibit 5.3

[Letterhead of Richards, Layton & Finger, P.A.]

July 28, 2004

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin 53202

Re: M&I Capital Trust B

Ladies and Gentlemen:

We have acted as special Delaware counsel for Marshall & Ilsley Corporation, a Wisconsin corporation (the “Company”), and M&I Capital Trust B, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a)	The Trust Agreement for the Trust, dated as of May 26, 2004 (the “Original Trust Agreement”), between the Company and The Bank of New York (Delaware), a Delaware banking corporation, as Delaware trustee (the “Delaware Trustee”);

(b)	A certified copy of the Certificate of Trust for the Trust, as filed with the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) on May 27, 2004;

(c)	The Form of Amended and Restated Trust Agreement for the Trust (the “Trust Agreement”), among the Company, as depositor, BNY Midwest Trust Company, an Illinois trust company, as property trustee (the “Property Trustee”), the Delaware Trustee, the administrative trustees named therein (the “Administrative Trustees”) and the holders, from time to time, of the undivided beneficial interests in the assets of the Trust;

(d)	The Prospectus, dated June 25, 2004, and the Prospectus Supplement, dated July 26, 2004, with respect to the Trust (jointly, the “Prospectus”) relating to the 6.5_% Common SPACESSM, including STACKSSM of the Trust representing preferred undivided beneficial interests in the assets of the Trust (each, a “Preferred Trust Security” and collectively, the “Preferred Trust Securities”); and

Marshall & Ilsley Corporation

July 28, 2004

(e)	A Certificate of Good Standing for the Trust, dated July 28, 2004, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (e) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Agreement will constitute the entire agreement among the parties thereto with respect to the creation, operation and termination of the Trust, that the Certificate of Trust is in full force and effect and has not been amended and that the Trust Agreement will be in full force and effect and will be executed in substantially the form reviewed by us, (ii) except to the extent provided in paragraph 1 below, the due creation or due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) except to the extent provided in paragraph 2 below, that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) except to the extent provided in paragraph 2 below, the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom Preferred Trust Securities are to be issued by the Trust (collectively, the “Preferred Trust Security Holders”) of a Preferred Trust Security Certificate for such Preferred Trust Security and the payment for the Preferred Trust Security acquired by it, in accordance with the Trust Agreement and the Prospectus, and (vii) that the Preferred Trust Securities are issued and sold to the Preferred Trust Security Holders in accordance with the Trust Agreement and the Prospectus. We have not participated in the preparation of the Prospectus and assume no responsibility for their contents.

Marshall & Ilsley Corporation

July 28, 2004

This opinion is limited to the laws of the State of Delaware (excluding the securities and blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq.

2. The Preferred Trust Securities of the Trust have been duly authorized by the Trust Agreement and, when executed and delivered in accordance with the Trust Agreement, will be duly and validly validly issued and, subject to the qualifications set forth in paragraph 3 below, fully paid and non-assessable undivided beneficial interests in the assets of the Trust.

3. The Holders of the Preferred Trust Securities, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Holders of the Preferred Trust Securities may be obligated to make payments as set forth in the Trust Agreement.

We consent to the incorporation by reference of this opinion into the Prospectus. In addition, we hereby consent to the reference to us as local counsel under the heading “Legal Matters” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. We also consent to the reliance upon this opinion as to matters of Delaware law by Godfrey & Kahn, S.C. and Mayer, Brown, Rowe & Maw LLP as if it were addressed to them, in rendering their opinions to you of even date herewith. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

DKD/jmb